Exhibit 99.1

news

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD
Bob Ende	General Info:	Marilynn Meek (212) 827-3773
Senior Vice President - Finance	Investor Info:	Susan Garland (212) 827-3775
COMFORCE Corporation
(516) 437-3300
bende@comforce.com

FOR IMMEDIATE RELEASE
November 1, 2007

COMFORCE CORPORATION ANNOUNCES
THIRD QUARTER 2007 RESULTS

•	17th consecutive quarter of improved year-over-year revenues
•	Net income up 91% in third quarter and 73% for first nine months of 2007, compared to same periods last year
•	Interest expense continues to decline

Woodbury, NY -- November 1, 2007 -- COMFORCE Corporation (AMEX: CFS), a leading provider of outsourced staffing management services, specialty staffing and consulting services today reported results for its third quarter ended September 30, 2007.  Revenues for the quarter rose 7.5% to $150.7 million, compared to revenues of $140.2 million for the third quarter 2006.  The increase in revenues was primarily due to continued growth in the Human Capital Management Services segment, consisting of PRO Unlimited®, where revenues increased $8.7 million, or 10.3% over third quarter 2006.  Further, PRO recorded gross profit for the third quarter of $12.1 million, compared to $10.6 million for the comparable quarter last year.   Staff Augmentation revenues increased by $1.9 million, or 3.5%, principally due to a $2.1 million increase in Technical Services sales and a $1.2 million increase in services provided to Information Technology customers. This was partially offset by a $2.0 million decrease in Telecom Services revenue to $2.0 million, compared to $4.0 million for last year's third quarter.
Gross profit for the third quarter of 2007 was $23.2 million, or 15.4% of revenues, compared to $22.0 million, or 15.7% of revenues for the third quarter of 2006.
The Company reported operating income of $4.2 million for the quarter, compared to operating income of $4.1 million for the same period last year.

-More-

Interest expense was $1.9 million for the third quarter of 2007, compared to $2.3 million for the third quarter of 2006.  As of September 30, 2007 the Company's public debt stood at $12.9 million, compared to $138.8 million in June 2000.
COMFORCE recorded income before income taxes of $2.7 million for the third quarter of 2007, compared to income before income taxes of $1.8 million for the same period last year.  The Company recognized a tax provision of $874,000 for the third quarter of 2007, compared to a tax provision of $816,000 in the third quarter of 2006.
Net income for the third quarter was $1.8 million or $0.09 per basic share and $0.06 per diluted share, compared to net income of $935,000, or $0.04 per basic share and $0.03 per diluted for the third quarter of 2006.

Nine Months Results
COMFORCE reported revenues of $442.0 million for the first nine months of 2007, compared to revenues of $418.7 million for the first nine months of 2006, a 5.5% increase.  The Company's revenues for the first nine months were favorably impacted by the continued strong performance of PRO Unlimited, where revenues increased $25.5 million over the first nine months of 2006.  PRO recorded gross profit of $35.8 million for the nine month period, compared to gross profit of $30.5 million for the comparable period last year.
The Company's gross profit for the first nine months of 2007 was $68.6 million, or 15.5% of revenues, compared to a gross profit of $64.3 million, or 15.3% of revenues for the first nine months of 2006.
Operating income was $11.8 million for the first nine months of 2007, compared to $11.5 million for the first nine months of 2006.
COMFORCE reported income before income taxes of $6.1 million for the first nine months of 2007, compared to income before income taxes of $4.4 million for the first nine months of 2006. In the second quarter of 2007, COMFORCE redeemed $10.0 million principal amount of 12% Senior Notes, resulting in a loss on debt extinguishment of $424,000 for the first nine months of 2007. The Company recognized a tax provision of $2.3 million for the nine month period ended September 30, 2007, compared to a tax provision of $2.2 million for the same period last year.
COMFORCE reported net income of $3.8 million for the first nine months of 2007, or $0.17 per basic share and $0.12 per diluted share, compared to a net income of $2.2 million, or $0.08 per basic share and $0.07 per diluted share for the first nine months of 2006.

Comments from Management
John Fanning, Chairman and Chief Executive Office of COMFORCE commented, "We are most pleased with our increase in revenues and net income for both the third quarter and nine months. The third quarter represented our 17th consecutive quarter of year-over-year increased revenue growth. PRO Unlimited continued to be the main driver behind our improved performance.  At the same time PRO's gross profit increased to $12.1 million for the quarter, up from $10.6 million for the same period last year.
"We were also happy to have posted increases in revenues of $1.9 million in Staff Augmentation primarily as a result of increased sales to our Technical and Information Technology customers."
Mr. Fanning concluded, "We are pleased with the results for the first nine months and will continue to work to grow our company.  I remain optimistic about COMFORCE's prospects, especially as it relates to PRO for the balance of 2007 and for 2008."

-More-

About COMFORCE
COMFORCE Corporation is a leading provider of outsourced staffing management services that enable Fortune 1000 companies and other large employers to consolidate, automate and manage staffing, compliance and oversight processes for their contingent workforces.  We also provide specialty staffing, consulting and other outsourcing services to Fortune 1000 companies and other large employers for their healthcare support services, technical and engineering, information technology, telecommunications and other staffing needs.   We operate in three segments -- Human Capital Management Services, Staff Augmentation and Financial Outsourcing Services.  The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PRO Unlimited® subsidiary.  The Staff Augmentation segment provides healthcare support services, including RightSourcing® Vendor Management Services, Technical, Information Technology and Other Staffing Services.  The Financial Outsourcing Services segment provides funding and back office support services to independent consulting and staffing companies.

To view the Company’s web page visit www.comforce.com

We have made statements in this release, including the comments from management that are forward-looking statements such as projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business and industry. These statements are only predictions based on our current expectations and projections about future events.  Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, nor will we undertake any obligation to update any of these statements.  Factors which may cause our actual results to differ materially from those expressed or implied by the forward-looking statements include the following:

•
unfavorable global, national or local economic conditions that cause our customers to defer hiring contingent workers or reduce spending on the human capital management services and staffing that we provide;

•	significant increases in the effective rates of any payroll-related costs that we are unable to pass on to our customers;

•	increases in the costs of complying with the complex federal, state and foreign laws and regulations under which we operate, or our inability to comply with these laws and regulations;

•	our inability to collect fees due to the bankruptcy of our customers, including the amount of any wages we have paid to our employees for work performed for these customers;

•	our inability to keep pace with rapid changes in technology in our industry;

-More-

•
in that we place our employees in other workplaces, losses incurred by reason of our employees’ misuse of customer proprietary information, misappropriation of funds, discrimination, harassment, theft of property, accidents, torts or other claims;

•	increases in interest rates, which could significantly increase our interest expense under our bank credit facility;

•	our inability to successfully develop new services or enhance our existing services as the markets in which we compete grow more competitive;

•	unfavorable developments in our business may result in the necessity of writing off goodwill in future periods;

•
as a result of covenants and restrictions in the documents governing our Senior Notes and bank credit facility, or any future debt instruments, our inability to use available cash in the manner management believes will maximize shareholder value; or

•
any of the other factors described under “Risk Factors” in Item 1A of the Company’s annual report on Form 10-K for the year ended December 31, 2006 (a copy of which may be accessed through www.sec.gov or www.comforce.com).

-Financial Tables Follow-

COMFORCE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 24, 2006 [1]	September 30, 2007	September 24, 2006 [1]

Net sales of services	$150,667	$140,158	$441,966	$418,736

Costs and expenses:
Cost of services	127,503	118,207	373,399	354,471
Selling, general and administrative expenses	18,313	17,034	54,798	50,407
Depreciation and amortization	679	787	2,018	2,337

Total costs and expenses	146,495	136,028	430,215	407,215

Operating income	4,172	4,130	11,751	11,521

Other (expense) income:
Interest expense	(1,872)	(2,292)	(5,921)	(7,222)
Loss on debt extinguishment	–	(151)	(424)	(169)
Other income (expense), net	363	64	703	264
	(1,509)	(2,379)	(5,642)	(7,127)

Income before income taxes	2,663	1,751	6,109	4,394
Provision for income taxes	874	816	2,332	2,207
Net income	$1,789	$935	$3,777	$2,187

Dividends on preferred stock	252	252	754	754

Net income available to common stockholders	$1,537	$683	$3,023	$1,433

Basic income per common share	$0.09	$0.04	$0.17	$0.08

Diluted income per common share	$0.06	$0.03	$0.12	$0.07

Weighted average common shares outstanding, basic	17,387	17,337	17,385	17,302
Weighted average common shares outstanding, diluted	32,341	31,420	31,903	26,741

[1] Revised for the adoption of SAB 108 effective December 26, 2005.

COMFORCE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
September 30, 2007 and December 31, 2006
(in thousands, except share and per share amounts)
(unaudited)

	September 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$4,200	3,782
Accounts receivable, less allowance of $ 144 in 2007 and $195 in 2006	118,453	114,079
Funding and service fees receivable, less allowance of $64 in 2007 and $81 in 2006	13,557	13,170
Prepaid expenses and other current assets	4,064	3,863
Deferred income taxes, net	836	1,500
Total current assets	141,110	136,394

Deferred income taxes, net	1,037	263
Property and equipment, net	7,652	5,376
Deferred financing costs, net	534	765
Goodwill	32,073	32,073
Other assets, net	246	267

Total assets	$182,652	175,138
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,375	3,281
Accrued expenses	100,562	100,768
Total current liabilities	102,937	104,049

Long-term debt (including related party debt of $1,581 in 2007 and $1,520 in 2006)	90,471	89,770
Other liabilities	936	34

Total liabilities	194,344	193,853

Commitments and contingencies

Stockholders’deficit:
Common stock, $.01 par value; 100,000,000 shares authorized,17,387,553 and 17,370,551 shares issued and outstanding in 2007 and 2006, respectively	174	174
Convertible preferred stock, $.01 par value:
Series 2003A, 6,500 shares authorized, 6,148 shares issued and outstanding at September 30, 2007 and December 31, 2006,with an aggregate liquidation preference of $8,273 at September 30, 2007 and $7,928 at December 31, 2006	4,304	4,304
Series 2003B, 3,500 shares authorized, 513 shares issued and outstanding at September 30, 2007 and December 31, 2006,with an aggregate liquidation preference of $667 at September 30, 2007 and $638 at December 31, 2006	513	513
Series 2004A, 15,000 shares authorized, 6,737 shares issued and outstanding at September 30, 2007 and December 31, 2006,with an aggregate liquidation preference of $8,158 at September 30, 2007 and $7,778 at December 31, 2006	10,264	10,264
Additional paid-in capital	48,345	48,190
Accumulated other comprehensive income	(222)	55
Accumulated deficit	(75,070)	(82,215)

Total stockholders’ deficit	(11,692)	(18,715)

Total liabilities and stockholders’ deficit	$182,652	175,138

###